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FOR IMMEDIATE RELEASE
Contact:
Knox Richardson
Borland International Inc.
(408) 431-1201
krichardson@wpo.borland.com

Maureen MacGregor
Open Environment Corporation
(617) 562-5885
mac@openenv.com


BORLAND TO ACQUIRE OPEN ENVIRONMENT CORPORATION
Together to Offer Multi-Tier, Scalable Client/Server and Intranet Solutions

     SCOTTS VALLEY, Calif. -- May 13, 1996 -- Borland International Inc. (NASDAQ:BORL) and Open Environment Corporation (NASDAQ:OPEN) today announced they have entered into a definitive merger agreement providing for the acquisition of Open Environment by Borland.

     Open Environment, based in Boston, MA, is a leading provider of highly scalable, multi-tier client/server products used by more than 300, Global 1000 corporations. Under the terms of the agreement, which was approved by the board of directors of both software companies, Open Environment shareholders will receive .51 shares of Borland common stock for each share of Open Environment common stock held by them; provided that the shares issued for each Open Environment share shall have market value of no more than $25 and no less than $12.75. Open Environment has approximately eight million shares and vested options outstanding giving an indicated value of approximately $64 million for the transaction. Borland has approximately 31 million shares outstanding.

     "The acquisition of Open Environment is an important part our strategic plan and is aimed at accelerating our growth in the client/server and Internet markets," said Gary Wetsel, president and CEO, Borland International. "With this acquisition, we are strengthening our opportunities to serve departmental client/server developers and extending our solutions to the enterprise. The acquisition of Open Environment more than doubles our worldwide client/server sales force and gives us important new client/server and Intranet support, consulting, and education capabilities."

     "Multi-tier client/server development is the fastest growing segment of the application development market," said Dr. John Donovan, chairman, Open Environment Corporation, and a professor at MIT. "Through the acquisition of Open Environment, Borland will be able to offer its customers a business advantage by providing the only scalable architecture that meets the developer's needs from the desktop to the enterprise, unlike the incomplete solutions of competitive offerings. In addition, Borland's forthcoming visual development

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tool for Java (code-named Latte) combined with the multi-tier Open Environment technology, will provide the most comprehensive Java Internet solution in the market today."

     "We've been impressed with the growing acceptance of Delphi Client/Server Suite in the Open Environment customers base," said Adam Honig, president, Open Environment Corporation. "We believe that there is a strong operational fit between Borland and Open Environment which should result in better service of our existing customer base and an enhanced ability to reach new customers."

Expanded Client/Server Distribution and Support

     Borland plans to leverage Open Environment's North American, European and Asian direct sales organizations as well as Open Environment's well developed partnership program which includes over 75 strategic client/server VARs and systems integrators. This partnership program will complement Borland's Premier Value Added Partner Program and result in wider distribution of Borland and Open Environment products worldwide. Open Environment's products will benefit from greater visibility through Borland's client/server seminar programs, direct marketing and broad two-tier distribution.

     Borland will also benefit from Open Environment's mature worldwide technical support infrastructure, training and consulting organizations. These capabilities will allow Borland to offer a range of consulting services that assist customers from application design, through pilot projects, development, testing and deployment.

     "Our client/server business grew 170 percent during the last fiscal year and we recognized the need to quickly expand our infrastructure to provide broader solutions for our customers," said Michael Greenbaum, vice president of Borland's Client/Server Development Tools Group. "Open Environment has many of these programs and services in place as well as an ongoing revenue stream to help support them."

Technological Synergy

     With the acquisition of Open Environment, the founder of multi-tier, client/server architectures, Borland will combine its high-performance, rapid application development tools with Open Environment's scalable, multi-tier solutions, to make it easier for developers to create open, scalable, distributed applications across heterogeneous environments. Borland's robust development tools and Open Environment's second-generation client/server product line work together today without requiring additional engineering effort. In fact, Open Environment has already demonstrated their forthcoming OLEnterprise technologies working with Borland's Delphi Client/Server Suite at trade shows and other industry events.

     "Enterprise applications are complex, have a large number of users, have high performance requirements and require support of diverse hardware platforms," said Paul Gross, senior vice president of Research and Development at Borland. "Distributed computing solutions, such as Open Environment's, address these requirements by delivering greater performance, scalability and reliability through a multi-tier architecture. By combining our efforts with Open Environment, Borland will give enterprise developers the benefits of using high-performance, high productivity tools, such as Delphi, that have set the standard in departmental, client/server development."

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     Completion of the transaction is subject to, among other things, approval of the Open Environment shareholders and the receipt of all required governmental approvals. It is anticipated that the transaction will be tax-free to Open Environment shareholders and accounted for as a pooling of interests. The transaction is expected to be completed later this summer.

Open Environment Corporation

     Founded in 1993, Open Environment (NASDAQ:OPEN) pioneered the three-tier client/server architectures, which has grown to become a de facto development standard for building scalable enterprise applications. Open Environment's product line includes Entera, an independent framework for building, managing and deploying highly scalable, client/server applications, and OLEnterprise, the industry's first open, distributed object environment based on Microsoft's OLE. For more information, access the Open Environment World Wide Web Site at http://www.openenv.com.

Borland: Making Development Easier

     Borland International Inc. (NASDAQ:BORL) is a leading provider of products and services targeted to software developers. Borland is distinguished for its high quality software development tools, which include Delphi, Delphi Client/Server Suite, Borland C++, Visual dBASE, Paradox, ReportSmith and InterBase. Borland's award-winning products are supported through comprehensive programs for small- and large-sized software developers, corporate developers, value added resellers and system integrators. Founded in 1983, Borland is headquartered in Scotts Valley, California.

NOTE TO EDITORS: Copies of previous Borland press releases and additional corporate and product information are available on Borland's Internet World Wide Web (WWW) site, at http://www.borland.com.
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